Agreement for the availability of space for the storage of goods and offices for the management of this

The undersigned:

ProLogis Belgium III sprl, with offices in Park Hill, Building A, 3rd Floor, Jan Emiel Mommaertslaan 18, B-1831 Diegem, registered with the RPR under number 0472.435.629, hereby represented by Mr. Gerrit Jan Meerkerk, hereinafter referred to as ‘ProLogis’,

and

Skechers EDC sprl, with its registered office in 4041 Milmort, 159 Parc Industriel Hauts-Sarts, Zone 3, avenue du Parc Industriel, registered with the RPR under number 0478.543.758, hereby represented by David Weinberg,

hereinafter referred to as ‘Skechers’,

HAVE AGREED THE FOLLOWING:
1	Subject of the Agreement

ProLogis shall make space available (“terbeschikkingstelling/mise à disposition”) to Skechers, which accepts, for the storage of goods and offices for the management thereof, the following real estate: ProLogis Park Liège Distribution Center II, as referred to in Article 2 as the Premises, which will be erected on the parcel of industrial land located in the Industrial Park Hauts-Sarts, Zone3, Milmort, Liège, Avenue du Parc Industriel, recorded in the land register according to title as 6th division, section A, part of numbers 621b, 620 and 617, 7th division, section A, part of numbers 450t and 450y (the “Site”).

ProLogis will erect a building on the Site with a total surface area of 22,945 m 2 (hereinafter the ‘Premises’), subdivided as follows:

- - -	21,275 m [2] warehouse space (hereinafter the ‘Warehouse’); 1,320 m [2] mezzanine space (hereinafter the ‘Mezzanine’); 350 m [2] office space (hereinafter the ‘Office Space’) on mezzanine.

In addition, ProLogis will develop approximately 118 car parking places on the Premises. Upon consultation with ProLogis, Skechers can change or expand the parking places, subject to not jeopardising the traffic flow on the Site. In case of multi-tenancy on the Site, a division by ratio of the parking places will take place.

The Situation plan for the Premises has been appended to this Agreement as Appendix 1 and may be modified subject to the mutual written consent by the parties and as far as possible within the obtained building permit. ProLogis has prepared on a building permit application for the Premises. The permit application has been appended to this Agreement as Appendix 2. The CUSTOMER has reviewed the permit application and declares that it is entirely satisfactory. The obligation of ProLogis to make space available is subject to the delivery of a final building permit for the Premises based upon the building permit application attached as Appendix 2.

Parties waive all their rights in case of difference between the actual total measure(s) of the made available space and the abovementioned measure(s).

2	The Intended Use of the Premises

The Premises will be erected by ProLogis with a view to the industrial purposes of Skechers, i.e. a distribution and added value logistics center and any supporting or related activities. The Warehouse may be used solely and exclusively as a space for the storage, transshipment, reparation, transportation, handling and distribution of goods. If an operating or environmental permit or notification is required for the activities of Skechers, Skechers shall be responsible, at its sole risk and expense, for the request and obtainment thereof, as well as for any renewal or extension during the term of this Agreement. Skechers shall bear all costs relating thereto and shall strictly adhere to all conditions imposed by such permit or notification.

In the conduct of its activities, Skechers shall at all times comply with all applicable legislation and regulations. Skechers shall fully indemnify and hold harmless ProLogis for any losses and damages suffered by ProLogis as a result of a breach by Skechers of any law, regulation or permit condition.

The Office Space may be used solely and exclusively for administrative and/or showroom activities, with the exception of any activity as a result of which the Agreement would fall within the scope of the Law of April 30, 1951. The car parking spaces may be used solely and exclusively for the parking of the cars of Skechers and its contacts.

All other activities and/or adjustments in the Premises may only take place subject to prior written permission by ProLogis, which will not withhold its permission without any justified reasons.

ProLogis undertakes to furnish the Premises in such a manner and Skechers undertakes to use the Premises in such a manner that each payment under the current Agreement will at any time be subject to VAT (Belgian VAT) within the meaning of Article 44, §3 2º (a), second point, of the VAT Code.

In the event that, due to a use of the Premises during the term of this Agreement which is not in conformity with the terms of this Agreement, the payments under the current Agreement are no longer subject to VAT, either in part or in their entirety, Skechers will compensate ProLogis for any loss suffered by the latter as a result, including the loss which ProLogis may suffer by being unable to recoup the VAT already paid by it.

Skechers is not authorized to alter this use without prior written permission by ProLogis, which will not withhold its permission without any justified reasons.

It is explicitly agreed that any use of the Premises or the Site for any work or activity covered by the legislation regarding commercial leases (The Law dated April 30, 1951 as amended) is strictly prohibited.

Skechers may not use the Premises as residential accommodation nor may it keep any living animals there.

Skechers may not carry out any activities in the Premises, nor install any objects or equipment which would subject the floor to excessive loads or exert an extreme pressure on the structure of the Premises.

Within this context, it must be stated that the maximum floor load permitted in the Warehouse is 5,000 kg per m 2 of the floor area, on the Mezzanine floor in the Warehouse 400 kg per m 2 of the floor area and in the Office Space 400 kg per m 2 of the floor area.

Skechers is not entitled, for whatever reason, to conduct public sales in the Premises.

Skechers is obliged to obtain all required permits from the competent authorities at its own cost and risk enabling a proper operation in the Premises.

3	Price and Deposit

The Agreement for the availability of the Premises is entered into on the basis of an annual price (price level July 1, 2007) of nine hundred ninety-one thousand nine hundred and seventy-one Euro and fifty-five Eurocent, i.e. €991,971.55, (+VAT : two hundred and eight thousand three hundred and fourteen Euro and three Eurocent i.e. € 208,314,03, hereinafter referred to as the ‘Price’, payable per quarter and in advance in four (4) equal parts of two hundred and forty-seven thousand nine hundred and ninety-two Euro eighty-nine Eurocent, i.e. € 247,992.89, (+VAT : fity-two thousand and seventy-eight Euro fity-one Eurocent i.e. € 52,078.51), to be made by direct bank transfer to the bank account of ProLogis.

As stipulated in Article 5, this Agreement is to take effect on April 1, 2009. The first period over which payment is due will therefore be the period from April 1, 2009 up to and including June 30, 2009, which is due as from April 1, 2009.

In the event that the Premises are completed after April 1, 2009 the provisions relating to the payment of the Price as stipulated in the preceding paragraph shall be suspended until the effective date of completion.

The Price must be paid in Euro and is payable to ProLogis Belgium III sprl, account number: 720540646989 (ABN Amro Bank in Brussels).

If Skechers, either in part or in its entirety, is in default with the payment of the above-mentioned quarterly payments of the Price on the aforementioned dates when the payments are due, Skechers must pay ProLogis, by operation of law (“ipso iure”) and without notice of default, the interest due over that sum amounting to twelve percent (12%) per annum, whereby any month that has commenced must be regarded as completed.

When the Price in accordance with Article 4 is modified, the amount of the bank guarantee, as referred to in Article 25, will have to be adjusted in line with the annual adjustment of the Price payments every year. This bank guarantee may only be released six (6) months after the termination of the Agreement, provided that Skechers have been released properly of the obligations resulting from this Agreement. Under no circumstance, shall the bank guarantee be used by Skechers to pay the Price. However, in the event of breach of Agreement on the part of Skechers, ProLogis may use the aforementioned deposit to compensate for Skechers’ overdue payments and any other omissions in the performance of its obligations by Skechers.

4	Price Modifications

Unless otherwise provided by law, it is determined that the Price, as stipulated in Article 3, will be linked to the consumer price index (“health index)” as published each month in the Belgian State Gazette.

The basic index is that of the month prior to the signature of this Agreement, i.e. the month March 2008.

The Price will be reviewed annually on the date of the entry into force of this Agreement, automatically and by operation of law, in accordance with the increase of the aforementioned index according to the formula as defined below, whereby the month used for the new index will be the month prior to the relevant anniversary of the date of the entry into force:

new Price =	Price x new index

basic index

However, the new Price will at no time be lower than the Price as stipulated above.

Skechers will implement the modifications to the Price subject to a one-month notification to that effect by ProLogis.

In the event that the publication of the ‘consumer price index’ (health index) should be discontinued, the parties will agree to replace this by the new index published by the Belgian government.

In the event that no new official index is published, the parties, if they fail to come to an agreement, will submit the problem to a tribunal of three arbitrators. Each party will appoint its own arbitrator within one month of being requested to do so by the other party and the two arbitrators will jointly appoint a third arbitrator.

If one of the parties fails to duly appoint its arbitrator or if the two arbitrators fail to appoint a third arbitrator, the missing arbitrator will be appointed, at the request of either party, by the Justice of the Peace in whose jurisdiction the Premises are located.

It is explicitly agreed that ProLogis shall only waiver the right to increase the Price arising from this article by a written confirmation, signed by ProLogis.

5	Commencement and Duration of the Agreement

Subject to the timely delivery of the building permit for the Premises and the provisions below and all obligations resulting therefrom, the availability of the Premises commences in principle on 1 April 2009, to which is referred to as the ‘Commencement Date’, unless parties confirm otherwise in writing, for a duration of twenty (20) consecutive years and ends by operation of law on March 31, 2029 or twenty (20) consecutive years after the Commencement Date (if the availability of the Premises starts later than 1 April 2009 and insofar as mutually agreed upon in writing by the Parties).

Skechers is only entitled to terminate the Agreement after five (5), ten (10) and fifteen (15) years after the Commencement Date, being April 1, 2009 or the date as agreed upon between parties in writing as set forth in the preceding paragraph, subject to a notice period of twelve (12) months. without any compensation to ProLogis nor VAT adjustment to be paid, except as set forth in article 2 of this Agreement.

Notice needs to be given twelve (12) months prior to the fifth, tenth and fifteenth anniversary of this Agreement by bailliff’s writ or by registered letter. Notices hereunder shall be deemed given and effective (i) if delivered by a bailiff, upon delivery, or (ii) if sent by certified or registered mail, within five (5) days of deposit in the post office.

This Agreement will however in any case end by operation of law on the later of the following dates : March 31, 2029 or the twentieth anniversary of the Commencement Date as agreed upon in writing by the Parties as set forth in this Article . After the latter of these dates , this Agreement can not be tacitly renewed.

6	Building Schedule and Specifications

ProLogis undertakes to complete Warehouse DC II and belonging Customer Fit Out as at April 1, 2009, in accordance with the plans and specifications attached in Appendix 3, insofar the building permit for the Premises is granted ultimately on August 1, 2008.

ProLogis may, in consultation with Skechers carry out variations or substitute alternative materials of a similar colour and to no less a quality or performance criteria within the relevant Belgian Standards (i) so long as it does not materially alter the design, layout and nature of the Warehouse DC II, or (ii) if the changes are to comply with planning or statutory requirements. Skechers will be permitted, after written approval of ProLogis to make minor variations to the specifications or the fitting out works attached in Appendix 3. ProLogis will provide an estimated cost for the amendments and once agreed, ProLogis will instruct the contractor to proceed with those amendments.

ProLogis and Skechers agree that the minutes of the construction meetings will be given only for the convenience of attendees present and/or absent. No rights, obligations, amendments or decisions are to be concluded from these notes.

ProLogis also undertakes as far as possible to integrate Customer Fit Out (i.e. racking, cabling, telephone and other systems or equipment) in the construction schedule. The installation of the Customer Fit Out will be for the account and risk of Skechers. The Warehouse shall be available one month before Commencement Date for Customer Fit Out. Best effort will be made by ProLogis to make it available two months before Commencement Date.

The Customer Fit Out should never cause any delay or hindrance of the building activities of ProLogis. During the construction works best efforts will be used to minimise hindrance to the activity in and the use of DC I by Skechers, it being understood that Skechers will not be entitled to claim damages for any remaining hindrance during the works.

With due observance of the aforementioned conditions, the date of completion of the Warehouse, including Customer Fit Out, is expected to be April 1, 2009.

The date of completion will be postponed in case (i) the Agreement is not signed ultimately May 20, 2008, (ii) the building permit application attached in Appendix 2 can not be filed on April 16, 2008, or (iii) the building permit has not been delivered as at August 1, 2008 or is being successfully suspended and/or challenged afterwards.

7	Transfer of the Availability Agreement and leasing

Skechers may lease the Premises (wholly or partially) and/or transfer its rights (wholly or partially) subject to prior written permission by ProLogis. Such a permission shall not unreasonably be withheld by ProLogis to Skechers’ request for permission to sublease all or part of the Premises insofar the articles of this Agreement are complied with.

It shall be reasonable for ProLogis to withhold its consent for a transfer in any of the following instances:

(i) the identity or business reputation of the candidate will, in the good faith judgment of ProLogis, tend to damage the goodwill or reputation of the Premises;
(ii) the creditworthiness of the candidate is unsatisfactory to the fair judgment of ProLogis;
(iii) the transfer to another customer of ProLogis on the Site is at a rate, which is below the rate charged by ProLogis for comparable space on the Site.
(iv) the terms and conditions of the transfer agreement are not the same as the terms and conditions of this Agreement.
(v) the term of the transfer agreement will exceed the remaining term of this Agreement. The transfer is not subjected to VAT during its’ entire course.

Even if transfer is permitted through the above or by way of consent of ProLogis, Skechers is not allowed to market the Premises for a price lower than the Price under this agreement.

Any approved transfer shall be expressly subject to the terms and conditions of this Agreement.

Skechers shall provide to ProLogis all information concerning the candidate as ProLogis may request.

In the event of (sub-)lease, Skechers will at any rate continue to be jointly and severally responsible and liable toward ProLogis, together with the lessee, for all obligations resulting from this Agreement, and in particular for any additional costs which would result from such letting.

In the event that Skechers transfers its rights as referred to in this Agreement and before the bank guarantee provided by Skechers may be released, the assignee must, in turn, provide ProLogis with a bank guarantee equivalent to a rent period of six (6) months based on the Price (including VAT), applicable at that time, increased, in applicable, with an advance of the service charges of six months, (including VAT).

If ProLogis is of the opinion that the assignee or lessee provides insufficient financial guarantees, ProLogis may make its consent to the transfer of the rights or to the letting by Skechers dependent on the integral maintenance of the bank guarantee provided or to be provided by Skechers together with the bank guarantee of the assignee or lessee equal to six months’ Price at that time (including VAT, increased with an advance of the Service Charges of six months (including VAT).

8	Charges, Taxes and Compensation

All relevant charges or taxes relating to the Premises, including the advance levy in respect of real estate tax, VAT, the occupation or the activity carried out by Skechers in them, whether they are imposed by the State, the Province, the Municipality, the Federation of Municipalities, the Urban Area or any other authority will solely and exclusively be for the account of Skechers.

Skechers will compensate ProLogis for any loss which ProLogis may suffer as a result of any overdue payments of the aforementioned taxes and compensation, provided, in case ProLogis receives the payment request from the relevant authority, it informs Skechers as soon as reasonably possible of any such tax or levy being due.

Skechers will bear all costs relating to the use of water, gas, electricity, telephone, telex, etc. or relating to any other services and utilities of the Premises.

It will also pay any charges by the utility companies for measurement appliances, systems, wiring, pipes, mains, etc.

Skechers may not claim any compensation from ProLogis in case of a discontinuance or interruption, irrespective of the duration of such a discontinuance or interruption of the water supply, gas and electricity, telephone, telex, etc., or of any other services and provisions such as heating, airing, etc. related to the Premises, whatever the reason, unless such a discontinuance or interruption may be ascribed to failure on the part of ProLogis to take all reasonable measures to ensure the continuation of such provisions and services.

9	Services

Skechers will take care of all the services, supplies and site maintenance of the Premises according the specifications provided by ProLogis at Skechers’ own costs, attached to this Agreement as Appendix 4.

Skechers undertakes for the full term of this Agreement, as a bonus pater familias and in accordance with the requirements of good management, to conclude all agreements which, in Skechers’ opinion are required, for the services. Skechers shall inform ProLogis of the conclusion of these agreements. Skechers shall, with the exclusion of ProLogis, be responsible for the due execution of such agreements. Skechers shall fully indemnify and hold harmless ProLogis for all damages or claims which could result from agreements for services concluded by Skechers.

ProLogis has the right to inspect and review the Premises. If Skechers does not perform the services properly, ProLogis will notify Skechers in writing to comply within thirty (30) calendar days. If Skechers fails to comply therewith, ProLogis is entitled to take over all supply, services and maintenance of the Premises. Skechers will be invoiced accordingly.

10	Insurance

ProLogis undertakes to take out an insurance for the Premises (covering fire and water damage, civil liability as well as all windows in the premises); as of the notification by Skechers to ProLogis that Skechers has made the required agreements for the services pursuant to Article 9, this insurance shall be taken out by ProLogis but the insurance premiums in relation thereto shall be charged to Skechers.

Skechers undertakes to insure its personal assets and company equipment which are in the Premises against fire hazards and related risks, loss due to electrical faults, storm damage, water damage and Civil Liability, and to take out any other insurance required on account of the Skechers activities.

At the first request of ProLogis, Skechers will allow inspection of the policies.

The insurance taken by Skechers shall include a clause in which the insurers undertake to notify ProLogis at least fifteen (15) days beforehand by registered mail of any cancellation or termination of the insurance policy.

ProLogis and Skechers, as well as their insurers, mutually waive any right of recourse they might have on the basis of the respective policies taken out toward one another, toward any sublessees and toward any person admitted to the Premises.

Skechers also waives any recourse which it might be entitled to exercise pursuant to Articles 1721 and 1386 of the Belgian Civil Code. Skechers undertakes to impose these obligations to any lessees and/or occupants.

If Skechers increases the risk in such a way that this will lead to an increase of the insurance premium, it alone shall pay the increased premium arising from it in relation to the insurance of the Premises.

11	Advertising Signs

If Skechers wishes to fix any advertising signs, it shall only do so at the places assigned for that purpose by ProLogis on and around the Premises and it must submit a design of this to ProLogis and have its written permission (which shall not be unreasonably withheld), whereby the permission by ProLogis does not affect the obligation on the part of CUSTOMER to acquire the necessary permissions and permits for the proposed advertising signs from the competent authorities.

Drilling in face brick and blue limestone is strictly prohibited.
12	The State of the Premises at the Commencement of the Agreement

Before Skechers commences its occupation of the Premises, a “State-of-Delivery” report will be agreed upon by the parties describing the current status of the Premises as well as the way the Premises should be delivered at the end of the Agreement period or any other agreed termination date of the Agreement, including a list of improvements that do and do not need to be reinstated by Skechers, subject to the provisions in Article 14. Any improvements by Skechers are to be maintained by Skechers and are not an integral part of the Premises. This “State-of-Delivery” report will be signed by Skechers and ProLogis on the official delivery date of the Premises, tentatively scheduled on April 1, 2009, and will be attached to this Agreement as Appendix 5.

13	Maintenance of the Premises

A. During the entire duration of the Agreement, Skechers will have to maintain the Premises well and it will carry out any necessary repairs and work for its own account as well as to ensure compliance with any new legislation or regulation.

It will use and maintain the Premises with due care.

It will, inter alia, take care of all the maintenance work and repairs mentioned in articles 1754 a.f. of the Belgian Civil Code, with the exception of the work referred to in Article 14.

Apart from the obligations on the part of Skechers arising from the general regulations of the Belgian Civil Code, Skechers will, inter alia, be responsible for the following (without prejudice to the non-restrictive nature of this enumeration):

- - - - - - - - - -	to maintain, repair and renew the interior paintwork and the interior decoration of the Premises.
to maintain, repair and, if necessary, to replace the sanitary fittings, the water faucets and any equivalent appliances and fittings.
to properly maintain the water pipes, the water outlets and sewer pipes, emptying grease traps and protect them against frost and, if necessary, to unblock them.
to repair any damage which is not directly the result of age or a defective condition and, if necessary, to replace them.
to repair and, if necessary, to replace the wall pannelling, floors, all locks and electrical equipment.
to replace any broken windows, whatever the reason thereof (the costs hereof shall, however, be covered by the insurance referred to in the first paragraph of Article 10).
to maintain the heating and ventilation system and to repair any damage which is not directly the result of age or a defective condition.
to clean the ventilation ducts and to have the chimneys swept.
to be responsible for maintaining the paving of the grounds forming part of the Premises and keeping it at its original level.
To insure and properly maintain the roof of the Premises.

Skechers undertakes to submit to ProLogis the annual statement regarding the maintenance of the heating and the ESFR Sprinkler system, as well as the annual statement of the sweeping of the chimneys by an approved chimney sweeper.

To keep the certificate of the sprinkler system valid, Skechers shall at least every two weeks start up the engine of the sprinkler pumps. The results of this test must be added to the logbook belonging to the sprinkler system.

If Skechers fails to comply with the obligations which it must fulfill pursuant to the Civil Code in general or pursuant to this article in particular and if it does not remedy this failure within two (2) weeks of the written notice of default by ProLogis, ProLogis, provided it has sent a letter to Skechers containing a plan of the works (“bestek”) will be entitled to have the necessary works carried out for the account of Skechers and to claim the repayment of all costs incurred as a result of this. This does not affect any other right and recourse of ProLogis toward Skechers under this Agreement or by law.

B. During the entire duration of the Agreement, Skechers will have to comply with any statutory, administrative or any other applicable regulations. Skechers will be responsible for any consequences arising from failure to comply with these regulations.

C. Skechers will be liable for any loss due to an act or omission of Skechers or due to any act or omission of any its representatives, employees and any persons in general for which Skechers is liable by law.

D. On the date of commencement of this Agreement, the level of the land of the Premises, including the front area pertaining to the Premises is at the original level.

The maintenance of the aforementioned lands, the replacement of any damaged parts of these lands and the maintenance of these lands at the original level will be carried out for the account of Skechers.

14	Furnishing and Alteration Work

Skechers is entitled to fix partitions and lighting systems in the Premises and to carry out small works and improvements necessary for or useful to its activities.

Upon the termination of this Agreement, ProLogis may, at its own choice, keep the partitions, lighting system, small works and improvements itself without any compensation or payment to Skechers, or obligate Skechers to remove the partitions, lighting system, small works and improvements and to return the Premises to their original state, at the costs of Skechers.

If applicable Skechers shall provide ProLogis as soon as possible with a copy of the post intervention files related to such works.

Significant alterations or work, in particular where they affect the structure of the Premises, are not permitted, unless prior written permission has been given by ProLogis. ProLogis will have to give the reasons for withholding its permission. If ProLogis gives such permission, it will also immediately inform Skechers, whether or not, upon termination of the Agreement, it will keep the significant alterations or work subject to the permission. In the absence of such decision by ProLogis, the significant alterations or work need to be removed.

15	Defects and Repairs

ProLogis is, for its own account, only responsible for the repair of any structural defects of the Premises as meant in article 606 of the Civil code.

However, if it appears that any such defects are the result of a failure by Skechers to perform its maintenance obligation or of any injudicious or inadmissible use by Skechers or of any other reason which may be ascribed to Skechers, Skechers will be responsible for the repairs.

If Skechers identifies a defect or any damage for which ProLogis is normally responsible, even if it is caused by a third party, it must notify ProLogis in writing of this situation promptly and not later than ten (10) days following the discovery of the defect and/or damage.

If Skechers fails to notify ProLogis, it will be personally responsible for any damage or loss resulting from this failure of notification.

Skechers will have to allow the performance of any maintenance and repair work, considered necessary by ProLogis. It will not be entitled to any compensation, such as a reduction of the Price or any other type of compensation, relating to or resulting from such work, irrespective of the duration, even where it would exceed 40 days.

All the costs arising from the alterations or adjustments of the Premises ordered by a competent authority on account of a fact, an act or omission on the part of Skechers will be borne solely and exclusively by Skechers.

16	The State of the Premises upon Termination of the Agreement

ProLogis and Skechers agree that, if and for whatever reason, this Agreement terminates or ends, the “State of Delivery” report, as referred to in Article 12, shall be leading and shall be the basis for a new inspection report of the Premises. ProLogis will in the presence of Skechers draw up a new inspection report of the Premises upon the release of them by Skechers, in order to determine whether Skechers is responsible for any damages.

ProLogis will have this inspection report drawn up promptly after the termination of the current Agreement. Such report shall indicate the damages in the Premises for which Skechers is responsible and liable, as well as the duration on non-availability of the Premises due to the required repair works.

In the event of disagreement on the contents of such inspection report, this matter shall be submitted as soon as possible to an independent expert specialized in real estate. This expert shall be appointed by the parties or, failing agreement, at the request of either party by the President of the Chamber of Commerce and Industries of Liège. The decision of the expert shall be binding for both parties. The costs of the expert shall be equally borne by both parties.

The transfer of the keys, in whatever form, upon or after the departure by Skechers shall not at any time release or discharge Skechers of its obligations, either in part or in their entirety in relation with the obligations of the Skechers under this Agreement, and in particular with respect to possible repair works or the non-availability of the Premises.

Upon its departure, Skechers shall pay any outstanding service charges.

Skechers shall have to leave the Premises well-maintained and clean at the end or termination of this Agreement.

Skechers shall be liable for any damages to the Premises, due to an act or omission on its part or due to any act or omission on the part of its representatives, employees and of any persons in general for which Skechers is liable by law or in accordance with this Agreement.

Next to the repair costs, Skechers will have to pay ProLogis any compensation resulting from the unavailability of the Premises due to an act or omission for which Skechers is liable pursuant to the preceding paragraph or because Skechers has not vacated the Premises in due time. This compensation will be the equivalent of the then valid Price due by Skechers for the period of unavailability of the Premises, as determined between parties or by the expert.

17	Expropriation

In the event that the Premises, either in part or in their entirety, are expropriated, Skechers will have no right of recourse against ProLogis. The rights which Skechers asserts against the expropriating authority shall at not time affect the rights which ProLogis shall have against the expropriating authority.

18	Visits to the Premises/ For Rent or For Sale

ProLogis and its agent and representatives are authorized to visit the Premises with a person appointed by Skechers, whenever necessary, subject to prior notification (at least eight working days) to Skechers.

During the six (6) months before the termination of the Agreement or in the event of any sale of the Premises, ProLogis is entitled to fix the necessary advertising signs and announcements without excessively hindering the activities of Skechers.

19	Terms of the Deed of Sale

Skechers explicitly states to be informed and that it is aware of and complies with the terms of the Deed of sale dated June 6, 2001 between ProLogis and Services Promotion Initiatives en Provence de Liège (SPI+) scrl, and Skechers undertakes, for itself, any of its entitled parties and any of its successors and assigns, to comply conscientiously with the provisions of this Deed of sale, if applicable, articles two (2), three (3), four (4), five (5), six (6), seven (7) and eight (8) of this Deed of sale, in so far as these are or can be applicable to Skechers, and to ensure that these stipulations are also complied with conscientiously by any third parties which may acquire a right of lease, use or any other right to the Premises or the site.

Skechers shall indemnify and hold fully harmless ProLogis for any damage and/or costs which may arise from a failure to comply with the aforementioned terms of the Deed of sale. ProLogis declares that the Agreement is in compliance with articles 2 up to 8 of the Deed of Sale, insofar as applicable.

The articles 2 up to 8 of the above Deed of Sale set forth the following :

L’affectation économique grevant le bien vendu

Article deux.- Le bien faisant l’objet de la présente vente est grevé d’une affectation économique, celle-ci devant être considérée comme une condition essentielle de la cession consentie par la société « Services Promotion Initiatives en Province de Liège ».

La notion d’affectation économique a été précisée dans le préambule.

L’interdiction de donner partiellement ou en totalité au bien, une autre affectation, est absolue sauf ce qui est précisé ci-après.

L’obligation de construire sur le bien des bâtiments dans un délai déterminé.

Article trois.- L’acquéreur s’engage à édifier sur le bien faisant l’objet de la présente convention dans un délai de deux ans un ensemble de bâtiments conformes au plan d’implantation du dix-huit janvier deux mille un et approuvé par la S.P.I. Cet engagement constitue une condition essentielle du présent acte de vente. Sans préjudice au droit pour la S.P.I. d’exercer la faculté de rachat visée à l’article 6, la S.P.I. pourra, en cas d’inexécution de cette obligation, considérer la vente comme résolue de plein droit, et sans mise en demeure préalable. En cas de résolution de la vente, la S.P.I. n’est tenue qu’au remboursement du prix tel que stipulé à l’article 1, sans aucune majoration, indemnité quelconque ni intérêt. L’acquéreur sera tenu de remettre le bien dans l’état où il l’a reçu. La S.P.I. ne devra aucune indemnité pour des améliorations ou plus-values apportées au bien par l’acquéreur et sera libre de conserver le cas échéant, ces améliorations.

L’obligation d’exercer une activité économique déterminée

Article quatre.- L’acquéreur s’engage à exploiter dans l’immeuble à ériger sur le terrain vendu, l’activité définie par les parties, de la manière suivante : construction de halls, pour mise à disposition, par location ou vente, à des entreprises.

Elle devra être conforme à la description plus détaillée qui en a été donnée par l’acquéreur dans sa lettre du dix-huit février deux mille dans la mesure où les termes de cette lettre ont été expressément acceptés par le Bureau Exécutif de la S.P.I. en sa séance du dix mars deux mille.

Cette activité devra être pleinement exercée dans le même délai de deux ans stipulé à l’article 3. L’acquéreur ou tout autre utilisateur du bien lui succédant est tenu de demander l’autorisation préalable à la S.P.I. pour tout changement significatif de l’activité exercée sur le bien vendu ou en cas de cessation totale ou partielle de cette activité. Cet engagement constitue une obligation essentielle du contrat.

La S.P.I. peut, le cas échéant, autoriser l’exercice d’une activité nouvelle et/ou renoncer à la sanction prévue par le contrat. Cette autorisation exceptionnelle et cette renonciation ne se présument pas et doivent faire l’objet d’une décision expresse de la S.P.I.

Cession de la propriété ou de la jouissance du bien à un tiers

Article cinq.- L’acquéreur pourra céder tout ou partie de bien vendu, en faire apport, le donner en location ou en transférer de toute autre manière la propriété, l’usage ou la jouissance, avec l’accord préalable et écrit de la société « Services Promotion Initiatives en Province de Liège » et sous la condition d’imposer au nouvel utilisateur du bien, le respect intégral de la présente convention. Cet accord devra être donné dans un délai de 15 jours ouvrables à dater de la demande faite par l’acquéreur. A défaut, la S.P.I.+ sera sensée avoir donné son accord sur la demande. La S.P.I. refusera ou acceptera la cession de la propriété ou de la jouissance en fonction des objectifs définis au préambule de la présente convention et des objectifs généraux poursuivis par elle. La S.P.I. se réserve notamment le droit de contrôler si l’activité prévue par le cessionnaire ou le locataire ou tout autre utilisateur nouveau, ne risque pas de porter atteinte à la salubrité du parc industriel au sein duquel est intégré le bien vendu et si cette activité s’intègre le cas échéant, dans le programme d’implantation poursuivi sur ce site. Le contrat passé entre l’acquéreur et le nouvel utilisateur du bien doit obligatoirement stipuler l’engagement du nouvel utilisateur au bénéfice de la S.P.I. de respecter toutes les clauses de la présente convention, relatives à l’affectation économique grevant le bien vendu (article 2), à l’obligation de construire les bâtiments dans un délai déterminé (article 3), à l’obligation d’exercer l’activité économique déterminée par la convention (article 4), à la cession de la propriété et de la jouissance (article 5) et à la faculté de rachat (article 6). Ces clauses devront être intégralement reproduites dans la convention. Une copie de celle-ci doit être soumise à la S.P.I. sans délai, dès le jour de la signature. En cas de violation du présent article, l’acquéreur initial reste solidairement tenu de toutes les obligations du contrat en cas de manquement par le cessionnaire à ces obligations.

Faculté de rachat

Article six.- La société « Services Promotion Initiatives en Province de Liège » ou la Région pourra, sur le pied de l’article 32 paragraphe 1 de la loi du 30 décembre 1970 sur l’expansion économique, modifié en ce qui concerne la Région Wallonne par le décret du 15 mars 1990 publié au Moniteur Belge du 7 juin 1990, racheter le terrain et/ou le bâtiment au cas où il ne respecte pas les autres conditions d’utilisation. Le rachat s’opérera au prix du marché de l’immobilier. En aucun cas, ce prix ne peut dépasser celui qui est fixé par les Comités d’Acquisition d’Immeubles. Toutefois, moyennant l’accord de la S.P.I., l’acquéreur pourra revendre le bien, et dans ce cas, l’acte de revente devra reproduire les clauses visées aux articles 2, 3, 4, 5 et 6.

La venderesse considérera comme exécutée l’activité économique telle que précisée à l’article 4 des présente, par la mise en œuvre de tous les moyens normaux et nécessaires ainsi que les efforts de promotion auxquels s’engage de bonne foi l’acquéreur pour que la vente ou la location, le leasing et la mise à disposition de l’immeuble décrit à l’article 3 intervienne dans les meilleurs délais.

CONDITIONS Particulières

Articles sept.- Tout travail de nature à modifier le niveau du terrain faisant l’objet de la présente vente ne pourra être effectué par l’acquéreur sans l’autorisation préalable de la venderesse.

Article huit.- L’acquéreur s’engage à n’installer ou à ne laisser installer sur le bien vendu que des enseignes ou panneaux publicitaires destinés à renseigner sa raison sociale, son nom ou les produits fabriqués ou vendus par lui. L’installation de cette publicité sera soumise à l’accord préalable de la venderesse. L’acquéreur s’engage à maintenir en état de parfaite propreté les parties non bâties de la parcelle.

20	Environment and health

Skechers shall at all times use its best efforts to minimize the impact of its activities on the environment and human health.

Skechers shall, both during the Agreement and afterwards, fully indemnify ProLogis and hold ProLogis harmless for all damages and costs resulting from the release by Skechers of harmful substances into the air, the water, the soil and the groundwater, or from any activity which is harmful for the environment or human health, including but not limited to (i) the fees and expenses for surveys or other studies, preventive or remedying measures and for monitoring programs, (ii) the decrease of the value of the Site, (iii) the loss of benefit of the exploitation of the Site, (iv) liabilities towards third parties and/or public authorities, (v) all penalties, interests, proceedings and fees of technical, legal and financial experts.

Prior to the commencement of this Agreement, ProLogis has conducted a Phase I Environmental Site Assessment, Industrial Park Hauts-Sarts-Milmort, ProLogis Belgium II Sprl ProLogis Belgium III, V, VI Sprl, Avenue du Parc Industriel, 4041 Herstal-Milmort (Liège), Belgium (GEDAS, January 18, 2001, project. number: 11/15/1844) and the Geotechnical Site Investigation (GEDAS, March 7, 2001, project number : 11/15/1844 – revision B) on the Site, for its own account. The Assessment and the Geotechnical site Investigation (together ‘the GEDAS report’) have been appended to this Agreement as Appendix 6. ProLogis shall have established an update of the GEDAS report (of both the Assessment and the Geotechnical site investigation) by GEDAS which will be communicated to Skechers prior to the official delivery date of the Premises, as referred to in Article 5, which will include drills on the Site and an examination of samples of the soil and ground water of the Site evaluated on the basis of the Walloon standards for the parameters for which such standards currently exist and on the basis of the Flemish standards for the other parameters (the “Update report”). This Update report will be attached to this Agreement as Appendix 7. The GEDAS report and the Update report represent a legally appropriate survey and is regarded a sufficient basis to describe the status of the soil and ground water of the Site, agreed by ProLogis and Skechers.

Prior to the termination of the Agreement, Skechers will, at its sole expense, order an accredited expert to carry out an exploratory soil survey on the Site.

If the results of this exploratory soil survey indicate that there are concentrations of substances in the soil and/or the groundwater of the Site exceeding the standards which apply on such date and/or which give cause to further survey measures and/or soil decontamination, Skechers will have these further surveys and soil decontamination carried out, for its own account.

Skechers will also compensate ProLogis for any damage which the latter may suffer as a result of any soil and/or groundwater contamination exceeding the contamination ascertained in ‘the GEDAS report’ and the Update report or as a result of the survey and remediation measures carried out by Skechers for such contamination

Skechers will make a reasonable effort to ensure that the survey and remediation measures are carried out prior to the termination of the Agreement and interfere as little as possible with the use of the Site.

21	Various clauses

21.1	This Agreement contains the entire agreement of the parties hereto with regard to the object to which it refers and contains everything the parties have negotiated and agreed upon within the framework of this Agreement.

No amendment or modification of this Agreement shall take effect unless it is in writing and is executed by duly authorized representatives of the parties.

The Appendices to this Agreement form an integral part thereof and any reference to this Agreement shall include a reference to the Appendices and vice versa.

It replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, previously exchanged or concluded between the parties and referring to the same object.

21.2	Notwithstanding any provision contrary to the present Agreement, neither party shall be liable for a delay or failure to fulfill its obligations under this Agreement arising from any cause beyond its reasonable control or arising from strikes, lockouts, work stoppages or other collective labor disputes, insofar that the party invoking the force majeure informs the other party as soon as reasonable possible of the occurrence and the estimated duration and the termination thereof, as well as an accurate description of the causes thereof. In case the situation of force majeure has a duration of more than two (2) months, the other party is entitled to terminate this Agreement in accordance with the terms of this Agreement.

21.3	The parties acknowledge that they have required all notices and legal proceedings provided for under the present Agreement, or related hereto, to be drawn up in the English language, to the extent permitted by rules of public policy relating directly or indirectly to these proceedings.

21.4	If one or more of the provisions of this Agreement is declared to be invalid, illegal or unenforceable in any respect under the applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected. In the case whereby such invalid, illegal or unenforceable clause affects the entire nature of this Agreement, each of the parties shall use its best efforts to immediately and in good faith negotiate a legally valid replacement provision.

21.5	No failure or delay of a party to exercise any right or remedy under this Agreement shall be considered a final waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21.6	If this Agreement is to be registered, Skechers shall do so as soon as reasonably possible. A proof of registration is to be submitted to ProLogis. The costs and possible penalties resulting thereof are to be borne solely by Skechers.

21.7	The parties acknowledge that they have required the present Agreement to be drawn up in the French and the English language, both with equal value. The French version will be used for registration purposes. The English version will be attached to the French version as Appendix 8.

22	Choice of Domicile

Any notifications and correspondence which must be addressed to the other party, may be served in a legally valid manner at the following addresses :

for ProLogis : ProLogis Belgium III sprl, Park Hill, Building A, 3rd Floor, Jan Emiel Mommaertslaan 18, B-1831 Diegem;

for Skechers : Skechers EDC, 159 Parc Industriel Hauts-Sarts, Zone 3, Avenue du Parc Industriel, 4041 Herstal.

Except if agreed otherwise, any change of address can only take place within Belgium. Any change of address must be notified by registered letter to the other party, the new address being considered the official address for purposes of this Agreement from the first business day following the sending of such notice letter.

Notwithstanding the preceding, all notifications between Skechers and ProLogis directly related to the Agreement shall be in the form of registered letters.

23	Competent Courts

In the event of any dispute relating to the conclusion, validity, the implementation or the interpretation of this Agreement, the courts of Liège will have sole and exclusive jurisdiction.

24	Applicable law

This Agreement shall be governed by and construed in accordance with Belgian law.
25	Bank Guarantee

By way of security for the due performance by Skechers of its obligations under the Availability Agreement, Skechers hereby gives to ProLogis a bank guarantee at first demand issued by a first class European bank having an office in Belgium and doing business in Belgium for an amount equal to the Price as defined in the Availability Agreement for a period of three (3) months plus service charges and plus VAT as determined and adjusted in accordance with the terms and conditions of this Agreement.

When the Price in accordance with Article 4 is modified, the amount of the bank guarantee will have to be adjusted in line with the annual adjustment of the Price payments every year. It will have to apply to the entire duration of the Agreement plus six months.

This bank guarantee shall only be released six (6) months after the expiry or termination of the Availability Agreement, including its extensions.

The bank guarantee shall be part of this Agreement and shall be attached to it as Appendix 9.

In the absence of the bank guarantee as at Commencement Date at the latest, this Agreement will be null and void ipso iure without any further notice being required or any legal proceedings to be started. If ProLogis should decide to refer to the lack of the bank guarantee and thereby invokes the nullity of the Agreement, all Price payments, charges and any other payments due to ProLogis under this Agreement will nevertheless remain in force as a compensation due to the unavailability of the Premises, without prejudice to any other compensation ProLogis may claim.

Next to the bank guarantee, ProLogis obtained from Skechers USA Inc., a company under the laws of the State of Delaware having its principal place of business at 228 Manhattan Beach Blvd, Manhattan Beach, CA 90266, USA, a letter, attached hereto as Appendix 10, pursuant to which the latter declares in favor of ProLogis, including the successors in title of ProLogis, the financial soundness and the complete observance by Skechers of its obligations under this Agreement. This letter is essential for ProLogis for entering into this Agreement.

In the absence of the letter at signing date, this letter will be provided within two weeks after signing this Agreement.

*

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This Agreement was made out in quadruplicate in Milmort

Each party acknowledges to have received its original copy.

May 20th 2008

/s/ Gerrit Jan Meerkerk	/s/ David Weinberg

For ProLogis Belgium III Sprl, Gerrit Jan Meerkerk	For Skechers, David Weinberg

The following Appendices are part of this Agreement:

Appendices:	1.	Situation Plan (02/06 6102 07-04-2008);
	2.	Building permit Application (E16256);
	3.	Plans and Specifications DC II / Outline specifications (May 2008);
	4.	List of services, supplies and site maintenance (09-Oct.-2007);
	5.	n/a
	6.	Gedas report;
	7.	n/a
	8.	n/a
	9.	n/a
	10.	n/a